Exhibit 99.1

EVERGREEN ENERGY APPOINTS RICHARD PERL
TO THE BOARD OF DIRECTORS
Increases Board’s Green Technology Expertise

FOR IMMEDIATE RELEASE

DENVER – June, 25, 2009 – Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, named Richard Perl, 52, director, bringing the current board of directors membership to nine.
Rick Smith, Evergreen Energy’s chairman, said, “Richard is an excellent addition to the Evergreen Board. His knowledge of clean energy development, carbon credits, clean tech advisory, media, and natural products will make him a strong contributor as Evergreen pursues its commercialization strategy for our proprietary technologies.  Having extensive international experience in Asia, Europe, and South America, Richard will be valuable as we implement the K-Fuel® Technology growth strategy starting in China.  In addition, Richard and Tom Stoner, our new president, CEO and director, have worked together effectively in the past, including leading the Econergy International PLC initial public offering that resulted in a £60 million capital raise.  We are very pleased to have Richard join our board.”
Stoner stated, “With Richard on the board I know I have a partner who shares my urgency in shedding non-core assets, improving the balance sheet, and commercializing K-Fuel and GreenCert™ technologies via our new licensing model.  Throughout his career, he has been passionate about advising growing companies and about supporting socially responsible means to protect our environment.  I am pleased to be working with Richard again.”
Perl said, “At a time when the United States is preparing to join the international community in reducing carbon emissions, Evergreen is uniquely

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Evergreen Appoints Director
June 25, 2009 – Page 2

prepared to both convert lower grade to higher grade coal, and to accurately measure GHG reductions in multiple sectors. Given developments within the company and in the political and economic environment globally, Evergreen’s success now rests largely on execution. For 25 years, I have enjoyed serving as an active senior advisor to various businesses, diving deeply into strategic objectives, and providing significant executive level bandwidth.  I am pleased to join forces again with Tom Stoner and to be tapped to help ensure the company will realize its potential.”
Currently and since 2008, Perl has served on the executive team of TerraCycle, Inc., a green company that develops collection locations for post-consumer packaging waste.  With about 25,000 locations across the country, TerraCycle contracts with some of the largest brands in the U.S. including Pepsi/Frito, Kraft/Nabisco, Starbucks, Johnson & Johnson, and Mars. Perl assists the CEO with managing investor relations, raising capital, opening international subsidiaries and helping to negotiate major licensing deals.  In 1987, Perl founded and continues to act as President of Pacific Partners International Investments, Inc. through which he has provided management and advisory services to hundreds of individuals and businesses, mostly in the green sector. Additional specific roles include Senior Advisor, Econergy International, PLC; Senior Advisor, ABC Carpet & Home, a $120 million retail business in Manhattan; Advisor, Renewal Partners, a seed capital venture fund in Vancouver; CEO, Infinite Possibilities International, the businesses of Deepak Chopra; and general partner, Whitetail Resort, a mid-size ski area in Pennsylvania.
Throughout his career Perl has been very involved in socially responsible non-profit organizations.  Highlights include co-founding the Social Venture Network, a community of socially responsible business leaders, at which he founded the Carbon Concierge and chaired the SVN Carbon Neutral Initiative; co-founding the Threshold Foundation, a 300+ member community of philanthropists focused on the environment; and serving on the Board of Verite, a human rights organization that provides worldwide health and safety verification and advocacy.

Evergreen Appoints Director
June 25, 2009 – Page 3

A member of New York State Bar since 1985, Perl received three degrees from Columbia University: an A.B. from Columbia College, a J.D. from the School of Law, and an M.B.A. from the Graduate School of Business.
About Evergreen Energy
Evergreen Energy Inc. (NYSE Arca: EEE) delivers proven, transformative green energy solutions for cleaner coal production and precise, scientific carbon measurement. www.evgenergy.com
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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

or

Kirsten Chapman
Lippert / Heilshorn & Associates
415.433.3777
kchapman@lhai.com

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.